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                                                                     EXHIBIT 3.6


                               IMPAC GROUP, INC.

                           CERTIFICATE OF AMENDMENT
                                      TO
                          FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

     IMPAC GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the "Company"), does
                                                           -------
hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

     FIRST:  Pursuant to Sections 141(f) and 228 of the General Corporation Law
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of the State of Delaware and Sections 3.15 and 2.11 of the Company's By-Laws, by
written consent of the Board of Directors of the Company dated October 29, 1999, and by written consent of the stockholders of the Company dated October 29,
1999, the Amendment to the Company's Fourth Amended and Restated Certificate of Incorporation changing each of Section 5.2(f)(D) of Article Five, Section 5.5(b) of Article Five, Section 5.7(e) of Article Five and Article Ten of the Fourth Amended and Restated Certificate of Incorporation (the "Certificate of
                                                        --------------
Incorporation") and referred to in the following resolutions were duly adopted:
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RESOLVED:   That it is deemed advisable and in the best interest of the Company to amend Section 5.2(f)(D) of Article Five of its Certificate of Incorporation by deleting such Section 5.2(f)(D) of Article Five in its entirety and replacing in its stead the following:

            "(D) at the time of such Junior Security Repurchase, the Consolidated EBITDA of the Company for the four most recent full fiscal quarters for which internal financial information of the Company is available, meets or exceeds the levels specified below:
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                                                  Consolidated
               Repurchase Period                      EBITDA
               -----------------                  ------------

               Prior to March 31, 2000            $50.0 million

               On or after March 31, 2000         $55.0 million
               but prior to March 31, 2001

               On or after March 31, 2001         $60.0 million"

FURTHER
RESOLVED:      That it is deemed advisable and in the best interest of the
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               Company to amend Section 5.5(b) of Article Five of its
               Certificate of Incorporation by deleting such Section 5.5(b) of Article Five in its entirety and replacing in its stead the following:

               "(b) Except as stated above under Section 5.1, the Company shall not, without the affirmative vote or consent of Holders of shares of Series A Preferred Stock representing 66 2/3% of the aggregate Liquidation Preference then outstanding, voting or consenting, as the case may be, as one class:

                     (i) amend this Fourth Amended and Restated Certificate of Incorporation so as to adversely affect the specified rights, preferences, privileges or voting rights of Holders of shares of the Series A Preferred Stock, or

                     (ii) increase the number of authorized shares of the Company designated as Series A Preferred Stock except as may be required to issue additional Dividend Shares or to satisfy the Company's obligations to issue additional shares of Series A Preferred Stock to satisfy its obligations pursuant to Section 7.03(g) of the Securities Purchase Agreement, or

                     (iii) increase or decrease the par value of the shares of
               the Series A Preferred Stock."

RESOLVED:      That it is deemed advisable and in the best interest of the
               Company to amend Section 5.7(e) of Article Five of its
               Certificate of Incorporation by deleting such Section 5.7(e) of
               Article Five in its entirety and replacing in its stead the following:
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               "(e)  Line of Business

                     So long as any Series A Preferred Stock is outstanding, the
               Company shall not, and shall not permit any of its Subsidiaries to, enter a line of business (whether by stock or asset purchase or otherwise) which is unrelated to the design, manufacturing and marketing of high-end, value-added specialty packaging and labels for consumer products and commercial printing services (the "Current Business"), as determined in good faith by the Company's
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               Board of Directors.  This paragraph (e) shall not prohibit the
               Company or any Subsidiary from acquiring any business that operates a line of business unrelated to the Current Business if
               (A) on the date of such acquisition, the primary business of such acquired business (i) is related to the Current Business and (ii) was responsible for more than 50.0% of the gross revenues of such business for the four most recent full fiscal quarters for which financial information is available (the "Measuring Period") and
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               (B) within 180 days of such acquisition, the primary business of such acquired business is (i) related to the Current Business and
               (ii) after giving effect to divestitures during such 180-day period of business segments not related to the Current Business, was responsible for no less than 66 2/3% of the gross revenues generated by the acquired business during the Measuring Period."

RESOLVED:      That it is deemed advisable and in the best interest of the
               Company to amend Article Ten, Certain Definitions, of its
               Certificate of Incorporation by inserting the following definitions in the appropriate alphabetical location in such Article Ten:

               ""Heritage Indebtedness" means (i) all Indebtedness of the
               Company Incurred by the Company under any notes issued by the Company pursuant to a Note Purchase Agreement between the Company and Heritage Fund II Investment Corporation or its Affiliates; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed $4,900,000 at any time and the terms of such Indebtedness must comply with the provisions of
               Section 7.20 of the Current Credit Agreement, as amended by the Sixth Amendment thereto dated as of
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               November 2, 1999, and (ii) any Permitted Refinancing Indebtedness
               Incurred by the Company, the net proceeds of which are used to refund, refinance or replace any Indebtedness Incurred by the Company pursuant to clause (i) of this definition."

               ""U.K. Acquisition Indebtedness" means (i) all Acquired Debt in the form of Capital Lease Obligations Incurred by any of the Company's Subsidiaries in connection with its acquisition of all of the issued and outstanding share capital of Thamesdown Colour Limited pursuant to the Sale and Purchase Agreement, dated as of November 2, 1999, by and among the Company and the other parties thereto or in connection with its acquisition of all of the issued and outstanding share capital of the Leicester Fancy Box Company Limited; provided that the aggregate principal amount
                                --------
               outstanding of all such Acquired Debt shall not exceed $4,600,000 at any time, and (ii) any Permitted Refinancing Indebtedness Incurred by the Company, the net proceeds of which are used to refund, refinance or replace any Indebtedness Incurred by the Company pursuant to clause (i) of this definition."

RESOLVED:      That it is deemed advisable and in the best interest of the
               Company to amend Article Ten, Certain Definitions, of its
               Certificate of Incorporation by deleting the definition of "Permitted Indebtedness" therein in its entirety and replacing in its stead the following:

               ""Permitted Indebtedness" means:

                    (i) the Incurrence by the Company of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under Credit Facilities in an aggregate principal amount that does not exceed at any one time $40.0 million less
               (1) the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to
               Section 4.10 of the Indenture (other than temporary paydowns pending final application of such Net Proceeds) and (2) any amount Incurred pursuant to clause (iii) of this definition;
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                    (ii)  the Existing Indebtedness and letters of credit
               (including reimbursement obligations with respect thereto, but excluding letters of credit for which the reimbursement obligation would constitute a "Revolving Loan" or "Swing Line Loan" other than "Specified L/C Loans" not to exceed $13 million in principal amount at any time outstanding (each as defined under the Current Credit Agreement, as it may be amended, supplemented or restated from time to time)) supporting such Existing Indebtedness whether such letters of credit are Incurred under the Current Credit Agreement or otherwise;

                    (iii) the Incurrence by the Company or any of the Guarantors
               or Non-Guarantor Foreign Subsidiaries of Indebtedness represented by mortgage financings, purchase money obligations or Capital Lease Obligations, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, not to exceed $5.0 million at any time outstanding;

                    (iv) the Incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace (A) any Indebtedness or Disqualified Stock permitted under clauses
               (ii) or (ix) of this definition or (B) any Ratio Debt;

                    (v) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that
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               (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (ii) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);
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                    (vi)   the Incurrence by the Company or any of the
               Guarantors of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of
               Section 5.7(a) hereof to be outstanding;

                    (vii) the Guarantee by the Company or any of its Subsidiaries or any of the Guarantors of the Indebtedness of the Company or another Subsidiary that was permitted to be Incurred by another provision of this Fourth Amended and Restated Certificate;

                    (viii) (A) the Incurrence by the Company's Unrestricted
               Subsidiaries of Non-Recourse Debt; provided, however, that if any
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               such Indebtedness ceases to be Non-Recourse Debt of an
               Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (viii), and (B) the issuance of Preferred Stock by Unrestricted Subsidiaries; and

                    (ix) the Incurrence by Bidco of Indebtedness under the Loan Notes and the Incurrence by the Company of Indebtedness with respect to its reimbursement obligation to the Issuer of any Loan Notes Guarantees.

          Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries Incurs any Ratio Debt (other than Heritage Indebtedness and U.K. Acquisition Indebtedness):

               (A) the Company and its Subsidiaries shall thereafter be prohibited from Incurring Permitted Indebtedness pursuant to clause
          (i) of this definition, and

               (B) the Company and its Subsidiaries may thereafter Incur as "Permitted Indebtedness" (I) up to $15.0 million of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under one or more credit facilities, provided that (a) the Board of Directors of the Company affirmatively votes to characterize such Indebtedness as seasonal working capital and (b) the terms of such letters of credit and/or credit facilities require that there
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                                      -7-

          be no Indebtedness outstanding under such facility for a period of thirty (30) consecutive days in every twelve (12) month period, and
          (II) Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5.0 million (provided that no Indebtedness may be Incurred pursuant to this provision prior to the date which is fifteen (15) Business Days following the Incurrence by the Company of such Ratio Debt).

          For purposes of determining compliance with this definition, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through
     (ix) above or is entitled to be Incurred pursuant to Section 5.7(a), the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with Section 5.7(a)."


RESOLVED:      That the Company be and it hereby is authorized and directed to amend its Certificate of Incorporation as set forth in the foregoing resolutions, and that the appropriate officers of the Company be and they hereby are authorized and directed to execute and deliver any and all documents or certificates deemed necessary to effectuate the proposed amendment outlined above, including a Certificate of Amendment to the Certificate of Incorporation for filing with the Delaware Secretary of State.

     SECOND:   Accordingly, Section 5.2(f)(D) of Article Five, Section 5.5(b) of
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Article Five, Section 5.7(e) of Article Five and Article Ten, Certain
Definitions, of the Fourth Amended and Restated Certificate of Incorporation of the Company are hereby amended to read as set forth herein.
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                                      -8-

     IN WITNESS WHEREOF, IMPAC Group, Inc., has caused this Certificate of Amendment to its Fourth Amended and Restated Certificate of Incorporation to be executed by David C. Underwood, its Chief Financial Officer, this 2nd day of November, 1999.

                                                  IMPAC GROUP, INC.


                                                  By: /s/ David C. Underwood
                                                      --------------------------
                                                      David C. Underwood
                                                      Chief Financial Officer